                                                                EXHIBIT 10.4

[T. STEPHEN JOHNSON & ASSOCIATES, INC. LETTERHEAD]



January 20, 1998

Mr. Charles E. Hughes, Jr.
President & CEO
Florida Banks, Inc.
Southpoint Square II, Suite 212
4110 Southpoint Boulevard
Jacksonville, Florida   32216

Dear Mr. Hughes:

Thank you for the opportunity to present this proposal to provide consulting services to Florida Banks, Inc., Jacksonville, Florida (the "Company"). This contract outlines the services that T. Stephen Johnson & Associates, Inc. ("TSJ&A") will provide concerning the formation and organization of the Company, the Company's capital formation, and its proposed purchase and/or merger with First National Bank of Tampa, Tampa, Florida, (the "Bank").

           1. TSJ&A will perform a financial analysis of the target institution and make recommendations regarding appropriate purchase price. The analysis will consider prices paid in similar transactions, currency values, ownership dilution, earnings dilution and synergies that may be expected from the combined institutions.

           2. TSJ&A will make introductions, arrange meetings and attend meetings with both parties involved in the potential transaction.

           3. TSJ&A may assist Company in negotiating the purchase of the target bank.

           4. TSJ&A will assist Company in the preparation of the Letter of Intent for the purchase.

           5. TSJ&A will orchestra the formation and incorporation of the Company.

           6. TSJ&A will assist in the efforts to identify and provide funds for the organizational expenses of the Company.

Mr. Hughes
January 20, 1998
Page 2

           7. TSJ&A will assist in identifying and negoiating the relationship to be established with an investment banking firm which will have the ability to raise capital ranging from $40 to $50 million.

           8. TSJ&A will assist in the recruitment of directors and executive management for the Company and the Bank.

           9. TSJ&A will develop and prepare the strategies and business plan for the Company and Bank which will include the financial projections and assumptions for the Company's and Bank's first 3 to 5 years of operations. This analysis will include growth of the Bank into 5 markets within the state of Florida and the financial model of each bank and the analysis of capital needs.

           10. TSJ&A will assist legal counsel, accountants, and underwriters in the preparation of all securities documents to be filed with the Securities and Exchange Commission.

           11. TSJ&A will orchestrate, prepare and file the Bank Holding Company Application with the Federal Reserve Bank of Atlanta for approval of the holding company formation and the acquisition of the Bank. In addition, TSJ&A will assist in the preparation and filings of the interim charter application and branch application required by the Office of the Comptroller of the Currency.

           12. TSJ&A will assist in the analysis and identification of bank sites in the proposed markets which the Bank will expand and/or locate within.

The above outlined consulting services will be provided for a fee of $15,000 per month for a period of 6 months. The first payment of $15,000 will be due upon execution of this contract and the following monthly payments due on the first of each month beginning February 1, 1998 and ending on June 1, 1998. In addition to the above fees, TSJ&A will be reimbursed for out-of-pocket expenses on a monthly basis. Documented out-of-pocket expenses will include travel, long distance telephone calls, Xerox charges, overnight delivery, facsimile, etc.

Mr. Hughes
January 20, 1998
Page 3

In addition to the consulting fees paid to TSJ&A, in the event that Company purchases the Bank, TSJ&A will be paid a success fee of 1% of the total purchase price of the Bank acquired. The success fee will be calculated based on the total purchase price as defined in the Definitive Agreement and will be due on the date of consummation.

This contract can be terminated at any time during the engagement period by either party upon ten days written notice, provided that all fees and expenses incurred before the effective date of termination have been paid in full. In addition, if the Company purchases the target institution within one year after due diligence was performed, the success fee will be payable in full.

You acknowledge that TSJ&A regularly engages in the business of providing consulting services to financial institutions, including those that are operational as well as those that are in the formation stage. Except as noted above, you acknowledge and agree that this engagement does not limit our continuing to provide consulting services to those institutions nor are we precluded from seeking and accepting consulting opportunities of other financial institutions. We acknowledge that this engagement includes our responsibility not to disclose your confidential information to our other clients.

Should you find the terms of this engagement acceptable, please return a signed and dated copy of this letter to me.

Sincerely,


/s/ Nancy E. LaFoy
--------------------------------------
Nancy E. LaFoy
Senior Vice President
T. Stephen Johnson & Associates




Agreed and Accepted:
/s/ Charles E. Hughes, Jr.                                   1/20/98
---------------------------------                   ----------------------------
Signature                                           Date